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                                  EXHIBIT 11.1

                     LOMAK PETROLEUM, INC. AND SUBSIDIARIES


                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                      (In thousands, except per share data)

                                                              Three Months Ended March 31,
                                                              ----------------------------
                                                                1994                1995
                                                              --------            --------
Average shares outstanding                                       8,604              10,446

Net effect of conversion of warrants and stock options             168                 109
                                                              --------            --------

Total primary and fully diluted shares                           8,772              10,555
                                                              ========            ========

Net income                                                    $    420            $    795

  Less preferred stock dividends                                   (94)                (94)
                                                              --------            --------

Net income applicable to common shares                        $    326            $    701
                                                              ========            ========

Earnings per common share                                     $    .04            $    .07
                                                              ========            ========


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